Mail Stop 4561

      December 23, 2005

John Schoen
Chief Financial Officer
PCTEL, Inc.
8725 W. Higgins Road, Suite 400
Chicago, IL  60631
(773) 243-3000

	Re:	PCTEL, Inc.
		Form 10-K: For the Fiscal Year Ended December 31, 2004
		Filed March 31, 2005
		Form 10-Q: For the Fiscal Period Ended March 31, 2005
		Filed May 10, 2005
		Form 10-Q: For the Fiscal Period Ended June 30, 2005
		Filed August 9, 2005
		Form 10-Q: For the Fiscal Period Ended September 30,
2005
		Filed November 9, 2005
      File No. 000-27115

Dear Mr. Schoen,

	We have completed our review of your Form 10-K and related filings, and do not, at this time, have any further comments.





								Sincerely,


								Stephen Krikorian
								Accounting Branch Chief